Exhibit 99.1

Park City Group Reports Financial Results for the Fiscal Fourth Quarter and Full-Year 2019

Full-year Cash from Operations More than Doubled to $4.6 Million; 15% EPS Growth and Record Cash Balance; Accelerating Network Growth Provides Foundation for Revenue Growth

Salt Lake City, UT – September 12, 2019 – Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., which operates a B2B ecommerce, compliance, and supply chain platform that partners with retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies, announced financial results for the fourth fiscal quarter and fiscal year ended June 30, 2019.

Financial Highlights:

●
Full-year cash from operations more than doubled to $4.6 million. Total cash of $19 million
●
Compliance network reached 89,000, up 42%
●
Total Tier 2 connections increased 25%
●
Total revenue decreased 4% due to lower non-recurring license, professional service and MarketPlace revenue
●
Recurring revenue increased from 64% to 70% of total revenue
●
Operating expense decreased 7%
●
Net income increased 14%
●
Repurchased 87,600 shares at an average price of $5.47 under share repurchase program for a total of nearly $500,000

“This was a year of continued progress as each of the three revenue streams drove a 13% increase in the size of our network as we reduced our cost structure,” said Randall K. Fields, Chairman and CEO of Park City Group. “We are focused on continuing to grow recurring revenue and reducing non-recurring license revenue. We are on increasing Tier 2 connections and farming our existing base of over 23,000 customers. Driving the network scale, making it easier for customers to buy, provides cross selling opportunities for more services, at a competitive price. In addition, the broader scale of suppliers in our network empowers MarketPlace.”

“Our cost structure continues to be well controlled,” added Mr. Fields. “This enables us to grow our earnings power and increase our cash flow from operations. We ended the year with the strongest balance sheet in our company’s history.”

Mr. Fields concluded, “Our focus for fiscal 2020 is to continue to grow the percentage of our revenue that is recurring, helping to mitigate the impact of the lumpy contribution from MarketPlace. The 5% year-over-year increase in recurring revenues in the fourth quarter demonstrates our initial ability to achieve this goal, and we expect to report continued increases in our recurring revenue going forward as we grow our network scale. Strategically we remain focused on leveraging our modest fixed cost structure, maximizing profitability and strengthening our balance sheet, which will enable us to repurchase shares and generate value for our customers and shareholders.”

Fourth Quarter and Full Year Financial Results:

Fourth Fiscal Quarter 2019 Results (three months ended June 30, 2019 vs. three months ended June 30, 2018):

Total revenue declined 26% to $4.7 million as compared to $6.3 million primarily due to lower non-recurring revenues from licenses, associated professional services and MarketPlace. Total operating expense was $4.4 million, a 13% decrease from $5.0 million, as the Company is leveraging investments made in increasing productivity. GAAP net income was $182,000, or 4% of revenue, versus $1.3 million, or 20% of revenue, and GAAP net income to common shareholders was $36,000, or $0.00 per diluted share, compared to $1.1 million, or $0.06 per diluted share.

Full-Year Fiscal 2019 Results (12 months ended June 30, 2019 vs. 12 months ended June 30, 2018):

Total revenue decreased 4% to $21.2 million, as compared to $22.0 million. Total operating expenses were $17.2 million, a 7% decrease from $18.5 million. GAAP net income was $3.9 million, or 18% of revenue, versus $3.4 million, or 16% of revenue, and GAAP net income to common shareholders was $3.3 million, or $0.16 per diluted share, compared to $2.8 million, or $0.14 per diluted share.

Strategic Outlook:

Over the last 12 months, Park City Group has introduced MarketPlace, validated its value to customers, and built the infrastructure and systems to support it. MarketPlace, as expected, will contribute to the volatility of quarter-to-quarter revenues and will increase non-recurring transactional revenue. To offset this impact, and help improve predictability in quarterly revenue, management is focused on growing its recurring revenue base from Supply Chain and Compliance revenue streams, transforming the Company into more of a SaaS provider. In the short term, this may negatively impact revenues, but over time we believe it will create sustainable growth, as well as improved gross and operating margins.

“As we expand our network, adding additional Tier-2 hubs and the suppliers that work with these customers, we expect fiscal 2020 to again be a year of top line growth,” added Mr. Fields. “Growing our participation with our existing customers continues to represent a significant revenue opportunity, and we are focused on harvesting this opportunity while maximizing our profitability.”

In addition, we believe the Company is now positioned to convert a larger percentage of operating income into net income and a greater percentage of net income into free cash flow. Accordingly, management continues to expect to grow the bottom line faster than the top line.

Conference Call:

The Company will host a conference call at 4:15 p.m. ET today, September 12, 2019 to discuss the Company's results. Investors and interested parties may participate in the call by dialing 877-407-9716 or 201-493-6779 (international) and referring Conference ID: PARKCITY. The conference call is also being webcast and is available via the investor relations section of the Company's website, www.parkcitygroup.com. A replay of the conference call will be available from 7:15 ET today until 11:59 p.m. ET on October 12, 2019. The Replay can be accessed by calling 844-512-2921 (toll-free) or 412-317-6671 (international). Please enter pin number 13693919 to access the replay.

About Park City Group:

Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that partners with retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2019 and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO
investor-relations@parkcitygroup.com

Or

FNK IR
Rob Fink
646.809.4048
rob@fnkir.com

  PARK CITY GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

Assets	June 30, 2019	June 30, 2018
Current Assets
Cash	$18,609,423	$14,892,439
Receivables, net allowance for doubtful accounts of $145,825 and $153,220 at June 30, 2019 and 2018, respectively	3,878,658	4,222,348
Contract asset – unbilled current portion	3,023,694	3,502,287
Prepaid expense and other current assets	1,037,099	1,116,387

Total Current Assets	26,548,874	23,733,461

Property and equipment, net	2,972,257	1,896,348

Other Assets:
Deposits, and other assets	17,146	18,691
Contract asset – unbilled long-term portion	1,659,110	1,194,574
Investments	-	477,884
Customer relationships	788,400	919,800
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	70,864	168,926

Total Other Assets	23,419,406	23,663,761

Total Assets	$52,940,537	$49,293,570

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$530,294	$1,490,434
Accrued liabilities	1,399,368	745,694
Contract liability - deferred revenue	1,917,787	2,335,286
Lines of credit	4,660,000	3,230,000
Current portion of notes payable	295,168	188,478

Total current liabilities	8,802,617	7,989,892

Long-term liabilities
Notes payable, less current portion	920,754	1,592,077
Other long-term liabilities	-	7,275

Total liabilities	9,723,371	9,589,244

Stockholders’ equity:
Preferred stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 625,375 shares issued and outstanding at June 30, 2019 and 2018;	6,254	6,254
Series B-1 Preferred, 550,000 shares authorized; 212,402 shares issued and outstanding at June 30, 2019 and 2018, respectively	2,124	2,124
Common stock, $0.01 par value, 50,000,000 shares authorized; 19,793,372 and 19,773,549 issued and outstanding at June 30, 2019 and 2018, respectively	197,936	197,738
Additional paid-in capital	76,908,566	76,711,887
Accumulated deficit	(33,897,714)	(37,213,677)

Total stockholders’ equity	43,217,166	39,704,326

Total liabilities and stockholders’ equity	$52,940,537	$49,293,570

Park City Group, Inc.
INCOME STATEMENT

	Three Months Ended			Year Ended
FY ENDS June	6/30/19	6/30/18	% Chg.	6/30/19	6/30/18	% Chg.

Total Revenues	$4,656,245	$6,320,623	(26%)	$21,169,608	$22,036,278	(4%)

Operating Expenses
Cost of Services and Product Support	(1,488,848)	(1,937,866)	(23%)	(5,830,084)	(6,587,486)	(11%)
Sales and Marketing	(1,472,933)	(1,621,591)	(9%)	(6,006,597)	(6,403,343)	(6%)
General and Administrative	(1,251,507)	(1,325,162)	(6%)	(4,742,205)	(4,894,746)	(3%)
Depreciation and Amortization	(171,716)	(146,039)	18%	(601,433)	(633,854)	(5%)
Total Operating Expenses	(4,385,004)	(5,030,658)	(13%)	(17,180,319)	(18,519,429)	(7%)

Operating Income	$271,241	$1,289,965	(79%)	$3,989,289	$3,516,849	13%

Interest Income	81,492	9,486	759%	247,059	164,217	50%
Interest (Expense)	(21,882)	-	NM	(42,684)	(166,888)	(74%)
Gain (loss) Investment	(148,548)	-		(148,548)		NM
Income Before Taxes	182,303	1,299,451	(86%)	4,045,116	3,514,178	15%

Provision for Taxes	-	(29,332)	NM	(142,710)	(105,395)	35%

Net Income	$182,303	$1,270,119	(86%)	$3,902,406	$3,408,783	14%

Dividends on Preferred Stock	(146,611)	(146,611)	-	(586,443)	(573,348)	2%

Net Income to Common Shareholders	$35,692	$1,123,508	(97%)	$3,315,963	$2,835,435	17%

GAAP EPS, Basic	$0.00	$0.06	(97%)	$0.17	$0.14	15%
GAAP EPS, Diluted	$0.00	$0.06	(97%)	$0.16	$0.14	16%

Weighted Average Shares, Basic	19,871,000	19,789,000		19,849,000	19,581,000
Weighted Average Shares, Diluted	20,303,000	20,346,000		20,368,000	20,280,000

 PARK CITY GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For the Years Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income	$3,902,406	$3,408,783
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	601,433	633,854
Stock compensation expense	551,881	588,984
Bad debt expense	510,000	465,050
Decrease (increase) in:
Trade receivables	312,283	(4,180,558)
Long-term receivables, prepaids and other assets	(383,703)	854,239
Increase (decrease) in:
Accounts payable	(960,140)	924,947
Accrued liabilities	462,194	(500,253)
Deferred revenue	(417,499)	(15,560)

Net cash provided by operating activities	4,578,855	2,179,486

Cash flows from investing activities:
Purchase of property and equipment	(1,447,880)	(204,005)
Capitalization of software costs	-	(111,241)
Sale of long-term investments	477,884	-

Net cash used in investing activities	(969,996)	(315,246)

Cash flows from financing activities:
Proceeds from employee stock purchase plans	-	244,417
Proceeds from exercises of options and warrants	164,997	666,903
Proceeds from issuance of note payable	1,268,959	56,078
Net increase in lines of credit	1,430,000	380,000
Redemption of Series B-1 Preferred	-	(999,990)
Dividends paid	(439,833)	(782,123)
Common stock buy-back	(482,406)	-
Payments on notes payable and capital leases	(1,833,592)	(591,092)

Net cash provided by (used in) financing activities	108,125	(1,025,807)

Net increase in cash and cash equivalents	3,716,984	838,433

Cash and cash equivalents at beginning of period	14,892,439	14,054,006

Cash and cash equivalents at end of period	$18,609,423	$14,892,439

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$76,063	$75,714
Cash paid for interest	$146,889	$166,888

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Preferred Stock to pay accrued liabilities	$-	$200,000
Common Stock to pay accrued liabilities	$514,286	$1,048,710
Dividends accrued on Preferred Stock	$586,443	$573,532